UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_______________________________________

Date of Report: March 22, 2019
(Date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of principal executive offices and zip code)

(855) 283-9237
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). □
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

1.01 Entry into a Material Definitive Agreement.

On March 22, 2019, Phillips 66 Partners LP (the “Partnership”), as borrower, and Phillips 66 Partners Holdings LLC, a wholly owned subsidiary of the Partnership, as guarantor (the “Guarantor”), various financial institutions as lenders, and Bank of Montreal, as administrative agent, entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a $400 million senior unsecured term loan credit facility that matures on March 20, 2020. The Partnership borrowed $250 million under the Credit Agreement on March 22, 2019.

Proceeds of the term loans made under the Credit Agreement will be used for general partnership purposes, including repayment of amounts borrowed under the Partnership’s $750 million senior unsecured revolving credit facility. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to (i) with respect to Eurodollar Loans, LIBOR, plus the applicable margin and (ii) with respect to Reference Rate Loans, the ABR, as defined in the Credit Agreement, plus the applicable margin. The applicable margin is determined by reference to the Partnership’s credit ratings and will be in the range of 0.625% to 1.0% for Eurodollar Loans. For Reference Rate Loans, the applicable margin will always be 0%. Currently, the applicable margin is 0.75% for Eurodollar Loans.

The Credit Agreement contains customary representations and warranties of each of the Partnership and the Guarantor. The Credit Agreement requires the Partnership to maintain a maximum consolidated leverage ratio and contains certain restrictive covenants regarding, among other things, limitations on liens, secured indebtedness, and mergers and sales of assets, all substantially identical to its $750 million senior unsecured revolving credit facility. The term loans are not subject to any mandatory prepayment requirements, and may be prepaid at the option of the Partnership at any time (subject to customary notice and minimum amount requirements) without premium or penalty.

The Credit Agreement contains customary events of default, including nonpayment of principal when due, nonpayment of interest or other amounts after a customary grace period, violation of covenants (subject, in the case of certain of such covenants, to a 30-day grace period), incorrectness of representations and warranties in any material respect when made, cross payment default and cross acceleration to terms of material indebtedness, bankruptcy or other insolvency events of the Partnership or its material subsidiaries or the Guarantor (with a customary grace period for involuntary events), material monetary judgments, ERISA events, actual or asserted invalidity of loan documents and changes of control.

A copy of the Credit Agreement is included in this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary description of the Credit Agreement in this report does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of March 22, 2019, among Phillips 66 Partners LP, Phillips 66 Partners Holdings LLC, Bank of Montreal, as administrative agent, BMO Capital Markets and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners, and the lender parties thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
	By:	Phillips 66 Partners GP LLC, its general partner

Dated: March 22, 2019	By:	/s/ Rosy Zuklic
Rosy Zuklic Vice President and Chief Operating Officer